John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A member firm of The 1940 Act Law GroupTM
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

May 26, 2016

World Funds Trust
8730 Stony Point Parkway
Suite 205
Richmond, VA 23235

RE:    Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”) and Securities Act of 1933, as amended (the “Securities Act”) (File Nos. 333-148723 and 811-22172)

Ladies and Gentlemen:

We have acted as counsel to World Funds Trust (the “Trust”), a statutory trust organized under the laws of the state of Delaware and registered under the 1940 Act as an open-end series management investment company.

This opinion relates to the Trust’s Registration Statement on Form N-1A (the “Registration Statement and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment under the Securities Act and an amendment under the 1940 Act (collectively, the “Amendment”), each to the Registration Statement. The Amendment relates to the registration of an indefinite number of shares of beneficial interest (collectively, the “Shares”), with no par value per share, of each of The E-Valuator Very Conservative RMS Fund, The E-Valuator Conservative RMS Fund, The E-Valuator Tactically Managed RMS Fund, The E-Valuator Moderate RMS Fund, The E-Valuator Growth RMS Fund, and The E-Valuator Aggressive Growth RMS Fund (the “Funds”), each a new series portfolio of the Trust. We understand that the Amendment will be filed with the Commission pursuant to Rule 485(b) under the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Trust’s Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Funds, substantially in the form in which they are to be filed in the Amendment (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

World Funds Trust
May 26, 2016

The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

We have also assumed, without independent investigation or inquiry, that:

(a)
all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)
all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which any one of the Funds may be unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Shares with respect to each of the Funds to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Trust; and

(b)
The Shares with respect to each of the Funds, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Trust’s Registration Statement, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We are members of the Bar of the District of Columbia and do not hold ourselves out as being conversant with the laws of any jurisdiction other than the federal law of the United States of America and the District of Columbia. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinions herein involves the laws of the State of Delaware, such opinions should be understood to be based solely upon our review of the documents referred to above and the published statutes and case law of the State of Delaware.

World Funds Trust
May 26, 2016

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Other Fund Service Providers” in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Funds, which is included in the Registration Statement.

/s/ John H. Lively

On behalf of The Law Offices of John H. Lively & Associates, Inc.